Exhibit 99.1

Salisbury, MD / February 21, 2020 / Delmar Bancorp, Salisbury, Maryland (“Delmar”) (OTCQX: DBCP), parent company of The Bank of Delmarva (“Delmarva”) and Virginia Partners Bank (Partners), Seaford, Delaware, announced today that the Board of Directors has declared a quarterly cash dividend of $0.025 per share. This dividend is payable on April 10, 2020 to stockholders of record as of March 30, 2020.

About the Company:  Delmar Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank.  The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through eleven branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service.  Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia.